EXHIBIT 10

FOR IMMEDIATE RELEASE:                                                      NEWS
August 7, 1998                                       Nasdaq National Market/AVRT
                                                            http://www.avert.com

                     AVERT, INC. ANNOUNCES FINANCIAL RESULTS
                   FOR THE SECOND QUARTER AND SIX MONTH PERIOD

FORT COLLINS, Colorado -- Avert, Inc. (Nasdaq National Market/AVRT), an information services company that provides employment background checks to a growing nationwide customer base, today announced record financial results for its second quarter and six month period ended June 30, 1998.

Net revenues for the second quarter 1998, grew to $2,557,000, up 4% from $2,458,000 in the comparable quarter a year ago. Service revenue for the quarter grew to $124,000, up 4.2% from the same period a year ago. Product revenue for the quarter increased 5.8% to $2,354,000. The average revenue per day increased to $41,200 from $36,600 in the second quarter a year ago. Through six months, the Company reported net revenues of $4,790,000, up 5.2% from $4,554,000 in the same period last year.

The Company added 494 new customers in the second quarter.

Net income, after tax, was $179,000, or 5 cents per share, compared to $284,000, or 8 cents per share, in the same quarter last year. Net income for the six month period was $346,000, or 10 cents per share as compared to $532,000 or 15 cents per share in the comparable period a year ago.

"Our second quarter performance was impacted by our recent technology conversion. We saw short-term losses in April that were necessary to achieve the full integration of our new technology developments," said Dean Suposs, president and chairman of Avert, Inc. "Our overall growth for second quarter remained positive as we were able to turn our focus to marketing our technology improvements to current customers and prospects. We have begun to see several improvements and are excited about our long-term growth potential in this area."

Revenue from criminal history reports grew 17% from the second quarter a year ago; previous employment reports, and credit reports declined 3%; motor vehicle driving records decreased 2%; revenue from services increased 4%; and workers' compensation histories declined 16%.

During the second quarter, Avert completed a technology conversion, development of which began in 1997. The improvements will be most noticeable in the areas of internal operations, account management and partnering efforts. Internal operations have realized efficiencies with the ability to offer more automatic interfaces to data sources. Rising data acquisition costs and labor costs will make such efficiencies a priority over the next year.

Two improvements currently available to customers include automatic delivery of reports via email and custom packaging options to simplify the ordering process. Such additional services are being marketed to attract higher numbers of new customers that are interested in conducting business with Avert, Inc. via the Internet, creating more cost-effective transactions.

Avert, Inc. also announced two partnership arrangements through the AVERTAffinity program. An agreement with ADP Employer Services, (NYSE/AUD) extended an earlier pilot program to offer pre-employment screening services to the ADP customer base. The new pilot agreement calls for Avert services to be offered to ADP customers in portions of the greater Chicago area.

Restrac, Inc. (Nasdaq/RTRK) and Avert, Inc. entered into an agreement to pursue joint marketing opportunities. Avert joins Restrac as a member of the WebHire Network to offer pre-employment screening services to companies seeking to hire qualified individuals.

During  the  June  24,  1998  Avert,   Inc.  Annual  Meeting  of   Shareholders,
shareholders re-elected the Board of Directors and ratified the selection of Hein + Associates LLP, as independent auditors for the Company.

Also, the Avert, Inc. Board of Directors approved an additional $500,000 to repurchase shares in the open market. This is in addition to $500,000 approved for repurchase in January of 1996.

Through its headquarters in Fort Collins, Avert is an information services company that provides thousands of employment background checks daily to employers nationwide. Avert guarantees that its products and services are the most current and accurate available. Products and services include criminal records, civil records, workers' compensation histories, driving records, previous employment verification, credit histories, education verification and social security number validation.

EARNINGS RECAP                                                     Second Quarter Ended                       Six Months Ended
                                                                         June 30,                                  June 30,
                                                                 ------------------------                ------------------------
                                                                 1998                1997                1998                1997
                                                                 ----                ----                ----                ----
                                                              (unaudited)                            (unaudited)
Revenue ............................................         $ 2,557,000         $ 2,458,000         $ 4,790,000         $ 4,554,400
Net Income .........................................         $   179,000         $   284,000         $   346,000         $   532,300
Net Income per common share ........................         $       .05         $       .08         $       .10         $       .15
Weighted avg. shares outstanding ...................           3,522,800           3,493,500           3,529,400           3,466,300

BALANCE SHEET DATA                                             June 30,         December 31,
                                                                 1998              1997
                                                               --------         -----------
Working Capital ....................................         $ 6,751,000         $ 7,543,000
Total Assets .......................................         $11,447,000         $11,531,000
Total Liabilities ..................................         $ 1,192,000         $ 1,096,000
Shareholders' Equity ...............................         $10,254,000         $10,435,000


Contact:
Avert, Inc.
Investor Relations 970.484.7722